SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):    May 5, 2003

LENDINGTREE, INC.

(Exact name of registrant as specified in charter)

Delaware	000-29215	25-1795344

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	file number)	Identification Number)

11115 Rushmore Drive, Charlotte, North Carolina	28277

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:    (704) 541-5351

Item 5. Other Events and Required FD Disclosure.

On May 5, 2003, LendingTree, Inc., a Delaware corporation (“LendingTree”), announced that it had entered into an Agreement and Plan of Merger (the “Merger Agreement”) with USA Interactive, a Delaware corporation (“USA”), and Forest Merger Corp., a Delaware corporation and wholly-owned subsidiary of USA (“Merger Sub”). Pursuant to the terms and conditions of the Merger Agreement, Merger Sub will be merged (the “Merger”) with and into LendingTree, with LendingTree being the surviving corporation and becoming a wholly-owned subsidiary of USA (the “Merger”).

Upon consummation of the Merger, LendingTree’s outstanding securities will be converted into USA securities as follows:

•	Each outstanding share of LendingTree Common Stock will be converted into 0.6199 of a share of USA Common Stock.

•	Each outstanding share of LendingTree’s Series A 8% Convertible Preferred Stock (“Preferred Stock”) will be converted into the number of shares of USA Common Stock into which such share of Preferred Stock would have been converted had such share been converted into shares of LendingTree Common Stock immediately before the effective time of the Merger.

•	Outstanding options and warrants to purchase LendingTree Common Stock will be converted into options and warrants to purchase USA Common Stock.

Based on the closing price of USA’s Common Stock on May 5, 2003, the Merger consideration per share of LendingTree Common Stock is valued at approximately $21.14.

In connection with the execution of the Merger Agreement, Specialty Finance Partners, certain subsidiaries of Fidelity National Financial, Inc., Douglas Lebda, Tara Lebda and the Douglas R. Lebda Grantor Annuity Trust have agreed to vote all shares of LendingTree Common Stock and Preferred Stock they own in favor of the Merger. Together these stockholders hold shares of LendingTree stock representing approximately 31.5% of the votes entitled to be cast on approval of the Merger.

A copy of the press release issued on May 5, 2003 announcing the execution of the Merger Agreement is attached hereto as Exhibit 99.1. The Merger Agreement is also attached hereto as Exhibit 2.1.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger by and among USA Interactive, Forest Merger Corp. and LendingTree, Inc., dated May 5, 2003

99.1	Joint press release issued by LendingTree, Inc. and USA Interactive, dated May 5, 2003

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LENDINGTREE, INC.

Dated: May 6, 2003	/s/Keith B. Hall

Keith B. Hall
Senior Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

2.1	Agreement and Plan of Merger by and among USA Interactive, Forest Merger Corp. and LendingTree, Inc., dated May 5, 2003

99.1	Joint press release issued by LendingTree, Inc. and USA Interactive, dated May 5, 2003